EXHIBIT 5

December 3, 2012

Board of Directors
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25702

Re:   Premier Financial Bancorp, Inc. Long Term Incentive Plan

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of common stock, no par value per share (the “Common Stock”), of Premier Financial Bancorp, Inc. (the “Company”) to be issued pursuant to the Premier Financial Bancorp Inc. Long Term Incentive Plan (the “Stock Plan”).

In rendering the opinion expressed herein, we have reviewed the Articles of Incorporation and By-Laws of the Company, the Stock Plan, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Common Stock of the Company, when issued in connection with the exercise of options granted and the award of restricted stock pursuant to the Stock Plan will be legally issued, fully paid and non-assessable.

This opinion is limited to the Kentucky Business Corporation Act.  This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Huddleston Bolen LLP
HUDDLESTON BOLEN LLP